Exhibit 10.3

PLEXERA BIOSCIENCE LLC

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”) is effective as of July 1, 2007 (the “Effective Date”), by and among Plexera Bioscience LLC, a Delaware limited liability company (the “Company”) and Lumera Corporation, a Delaware corporation (the “Founder”).

Recitals

WHEREAS, Founder desires to transfer the business and the assets used in the business of the bioscience division of the Founder (the “Business”) and certain liabilities as set forth herein, in exchange for the Company’s sole membership unit (the “Membership Unit”), and the Company desires to sell such unit to Founder;

WHEREAS, the Founder and the Company shall enter into the Ancillary Agreements, including an Intercompany Services Agreement dated as of the Effective Date (the “Intercompany Services Agreement”) in order to effectuate the Contemplated Transactions; and

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the benefits to accrue to the parties hereto and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.  Issuance of Shares. The Company hereby agrees to issue and sell to the Founder, and the Founder agrees to purchase, the sole Membership Unit (the “Unit”) in the Company in exchange for the consideration described in the recitals above.

2.  Transfer of Assets. The Founder hereby assigns, transfers, conveys and delivers to the Company all of its right, title and interest in and to all of the assets, other than the Excluded Assets (as defined below) used in and relating solely to the Business, including, without limitation, all rights in and to the business plan of the Founder as it relates to the Business (collectively, the “Transferred Assets”), including, without limitation, the assets listed on Schedule I and the following assets and property to the extent not otherwise listed on Schedule I:

(a)    the Subject Intellectual Property, including, without limitation, all Intellectual Property listed on Schedule I(a), goodwill associated therewith and licenses and sublicenses granted in respect thereto and rights thereunder;

(b)    all rights under the contracts, instruments and other agreements listed on Schedule I(b) (collectively, the “Contracts”);

(c)    all rights under all licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, consents and franchises used or useful solely in connection with the operation of the Business or any pending applications relating to any of the foregoing, including, without limitation, all governmental permits, licenses, authorizations, approvals and consents listed on Schedule I(c);

(d)    all computer applications, programs and other software, whether in source or object code and including all related data and documentation, including, without limitation, operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions listed on Schedule I(d) other than such software as set forth in Section 3(b) below;

(g)    all rights to and in respect of any telephone numbers, websites, e-mail addresses and Internet domain names used solely in the Business (including the telephone numbers, websites, e-mail addresses and Internet domain names;

(h)    all cost information, sales and pricing data, customer lists, customer prospect lists, supplier and reseller lists, supplier and reseller records, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, and quality records and reports used or useful solely in the conduct of the Business; and

(i)    all business and financial records, books, ledgers, files, plans, documents, correspondence, lists, plats, architectural plans, drawings, notebooks, written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, creative materials, advertising and promotional materials, marketing materials, materials and analyses prepared by consultants and other third parties, studies, reports, equipment repair, maintenance or service records, whether written or electronically stored or otherwise recorded, used or useful solely in the conduct of the Business.

3.  Excluded Assets. The Transferred Assets shall not include any of the following:

(a) office furniture and fixtures, other than personal computers;

(b) all commercial software licensed according to standard terms; and

(c) assets necessary for continuing the Lumera Business.

4.  Assumed Liabilities. The Company hereby assumes, and agrees to pay, perform and satisfy when due all of the liabilities and obligations of the Business, including, but not limited to, the following liabilities and obligations (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations under the Contracts arising or attributable to the Business;

(b) all liabilities in respect of salaries, wages and other amounts payable to employees of the Business;

(c) all liabilities payable on behalf of the Business; and

(c) the liabilities set forth on Schedule II.

5.  Nontransferability of Units. The Unit acquired by the Founder pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below. Any purported transfer in contravention of any of the provisions of this Agreement shall be null and void.

6.  Representations; Restrictive Legend.

a.  The Founder represents, warrants and covenants that: (i) the Unit is being acquired for the Founder’s account for investment only, and not with a view to, or for sale in connection with, any distribution of the Unit in violation of the federal Securities Act of 1933, as amended (the “1933 Act”), or any rule or regulation under the 1933 Act, (ii) the Founder has had such opportunity as the Founder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Founder to evaluate the merits and risks of the Founder’s investment in the Company, (iii) the Founder is able to bear the economic risk of holding the Unit for an indefinite period, and (iv) the Founder understands that (A) the Unit will not be registered under the 1933 Act; (B) the Unit cannot be sold, transferred or otherwise disposed of unless it is subsequently registered under the 1933 Act or an exemption from registration is then available; and (C) there is now no registration statement on file with the SEC with respect to any securities of the Company and the Company has no obligation or firm current plan to register the Unit under the 1933 Act.

b.  The Founder represents and warrants that it is entitled to retain the Unit for its own account and that the Founder is not obligated (by contract, applicable law or otherwise) to (i) sell, transfer, pledge, assign, encumber or otherwise dispose of the Unit to, or (ii) share voting or dispositive power over the Unit with, any third party.

c.  Any certificates representing the Unit shall have affixed thereto a legend substantially in the following form, in addition to any other legends required by applicable state law or by the by-laws of the Company, as in effect from time to time:

“The membership unit represented by this certificate has not been registered under the Securities Act of 1933, as amended, and may not be transferred, sold, or otherwise disposed of in the absence of an effective registration statement with respect to the membership unit evidenced by this certificate, filed and made effective under the Securities Act of 1933, or an opinion of counsel satisfactory to the Company to the effect that registration under such Act is not required.”

7.  Representations and Warranties of the Founder.

The Founder makes the following representations and warranties to the Company:

a.  Due Organization. The Founder is a Delaware corporation, and is validly existing and in good standing under the laws of the jurisdiction of its organization.

b.  Authorization. The execution, delivery and performance by the Founder of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Founder and have been duly authorized by all necessary action on the part of the Founder. This Agreement and each Ancillary Agreement to which it is (or will be) a party (i) has been (or in the case of Ancillary Agreements to be entered into after the Effective Date, will be) duly executed and delivered by the Founder and (ii) is (or in the case of Ancillary Agreements to be entered into after the Closing, will be) a legal, valid and binding obligation of the Founder, enforceable against the Founder in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights or the availability of equitable remedies.

c.  No Conflicts; Approvals. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (i) authorization, execution, delivery and performance by the Founder of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (ii) the consummation of the Contemplated Transactions by the Founder. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of the Contemplated Transactions.

d.  Non-Contravention. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement to which it is (or will be) a party, nor the consummation by the Founder of the obligations contemplated hereby or thereby (i) will violate any Legal Requirement applicable to the Founder, (ii) result in the creation or imposition of an encumbrance upon, or the forfeiture of, any Transferred Asset, or (iii) result in a breach or violation of, or default under, the Organizational Documents of the Founder.

8.  Representations and Warranties of the Company.

a.  Due Organization. The Company is a Delaware limited liability company, and is validly existing and in good standing under the laws of the jurisdiction of its organization.

b.  Authorization. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement and each Ancillary Agreement to which it is (or will be) a party (i) has been (or in the case of Ancillary Agreements to be entered into after the Effective Date, will be) duly executed and delivered by the Company and (ii) is (or in the case of Ancillary Agreements to be entered into after the Closing, will be) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights or the availability of equitable remedies.

c.  No Conflicts; Approvals. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (i) authorization, execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (ii) the consummation of the Contemplated Transactions by the Company. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of the Contemplated Transactions.

d.  Non-Contravention. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement to which it is (or will be) a party, nor the consummation by the Company of the obligations contemplated hereby or thereby (i) will violate any Legal Requirement applicable to the Company, (ii) result in the creation or imposition of an encumbrance upon, or the forfeiture of, any Transferred Asset, or (iii) result in a breach or violation of, or default under, the Organizational Documents of the Company.

9.  Definitions.

a.  “Agreement” has the meaning set forth in the introductory paragraph hereof.

b.  “Ancillary Agreements” means the Bill of Sale, Patent Assignment, Marks Assignment, Assignment and Assumption Agreement, Contribution Note, Services Note and Intercompany Services Agreement.

c.  “Applicable Law” means, with respect to any party to this Agreement, all domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other Legal Requirement (whether legislatively, judicially, or administratively promulgated) applicable to such party or its Affiliates, properties, assets, officers, directors, employees or agents.

d.  “Business” has the meaning set forth in the Recitals hereof.

e.  “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are authorized to close in the State of Washington.

f.  “Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Transferred Assets and (b) the execution, delivery and performance of the Ancillary Agreements.

g.  “Equipment” means machines, devices, and transmission facilities used in information processing, such as computers, word processors, terminals, telephones, and cables used in the Business.

h.  “Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

i.  “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

j.  “Intellectual Property” means all embodiments of, and the entire right, title and interest in and to all proprietary rights of every kind and nature in, including all rights and interests pertaining to or deriving from, any of: (a) patents, patent applications, patent disclosures, copyrights, copyrightable works of expression, derivative works thereof, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, innovations, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer lists, supplier lists, licensor lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), works, proprietary data, databases, formulae and research and development data; (b) distinctive identifiers, corporate names, trademarks, trade names, service marks, service names, brands, trade dress and logos, together with all translations, adaptations, derivations and combinations thereof, and the goodwill and activities associated therewith and all improvements thereto; (c) all computer software (whether in source or object code and including all related data and documentation); (d) any and all registrations, applications, recordings, licenses, common-law rights and contracts relating to any of the foregoing; (e) all copies and tangible embodiments thereof, in any and all forms and mediums now known or hereinafter created; and (f) any and all legal actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, reissuances, revisions, reexaminations, continuations, divisions or other extensions of legal protections pertaining thereto.

k.  “Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

l.  “Lumera Business” means the business conducted by the Lumera Corporation other than the business conducted by its bioscience division.

m.  “Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, limited liability company agreements, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

n.  “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

o.  “Subject Intellectual Property” means all Intellectual Property owned or licensed by the Founder that is related to or arose from the Business.

10.  Ancillary Agreements. Founder shall execute and deliver to the Company a Bill of Sale in substantially the form of Exhibit A (“Bill of Sale”), Patent Assignment in substantially the form of Exhibit B (“Patent Assignment”), Marks Assignment in substantially the form of Exhibit C (“Marks Assignment”) and Assignment and Assumption Agreement in substantially the form of Exhibit D (“Assignment and Assumption Agreement”), and such other instruments of conveyance and assignment as are reasonably requested by the Company to vest in the Company title to the Transferred Assets.

11.  Further Assurances. Each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, and take, or cause to be taken, such further actions, as the other party hereto may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement.

12.  Transition Services. Founder shall supply certain transition services to the Company in such manner as set forth in the Intercompany Services Agreement, which is attached hereto as Exhibit E. Nothing herein shall affect the right of the Company to terminate the Founder’s services as provided in the Intercompany Services Agreement or be deemed a waiver or modification of any provision contained in the Intercompany Services Agreement or any other agreement between the Founder and the Company.

13.  Succession and Assignment. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

14.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving any effect to conflicts of laws principles thereof that would apply the laws of another jurisdiction).

15.  Amendment. No change, modification or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by the party or parties against whom the same is sought to be enforced.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be duly executed as of the date first hereinabove written.

The Company:	Plexera Bioscience LLC

By:

Name:

Title:

The Founder	Lumera Corporation

By:

Name:

Title:

[Signature Page to Contribution Agreement]

Schedule I
Transferred Assets

The Transferred Assets shall include:

Fixed Assets, net of Depreciation		$330,726.22

Prepaid Expenses		26,430.74

Subscriptions	12,275.00
Prepaid Software Expense	6,155.74
Other Prepaid Expenses	8,000.00

		$357,156.96

Schedule I(a)
Intellectual Property

Patents	Status	Filing Date	Application Number	Patent Number

A Method of Chemical Analysis Using Microwells
Patterned from Self Assembled Monolayers and	Filed	6/17/2003	10/463,174
Substrates
Fiber optic Bio-Sensor	Filed	7/1/2005	11/174,123
Plasmon Resonance Biosensor and Method	Filed	11/18/2005	11/282,272
Microarrays Having Multi-functional, Compartmentalized	Filed	3/15/2006	11/375,885
Analysis Areas and Methods of Use
MEMS Micromirror Surface Plasmon Resonance
Biosensor and Method	Filed	6/7/2006	11/422,698
Surface Plasmon Resonance Spectrometer with an
Actuator Driven Angle Scanning Mechanism	Filed	11/21/2006	11/562,197
Highly Stable Plasmon Resonance Plates, Microarrays,
and Methods	Filed	12/6/2005	11/296,659
Label Free Kinase Assay and Reagents	Filed	4/3/2007	60/909,885
Microfluidic Apparatus for Wide Area Microarrays	In Preparation
Method for Uniform Analyte Fluid delivery to Microarrays	In Preparation

Lisensed IP from Helix/Sensium:

Biosensor device and method	Issued	4/24/1997		6,165,335
Biosensor device and method	Issued	7/27/2000		6,461,490
Biosensor device and method	Issued	5/24/2000		6,478,939
Method and device for integrated protein expression,
purification and detection	Filed	8/22/2002	10/225,788
Protein interaction method and composition	Filed	4/23/2003	10/422,561

Schedule I(b)

Signed Agreements

1.	Dyax Corp. - Materials Transfer Agreement between Dyax Corp. and Lumera Corporation, entered in as of June 20, 2007
2.
Institute for Systems Biology - Collaborative Research Agreement between the Institute for Systems Biology and Lumera Corporation, entered into as of June 1, 2006 and First Amendment to the Collaborative Research Agreement between Lumera Corporation and the Institute for Systems Biology, effective as of June 1, 2007

3.
Medical University of South Carolina - Collaborative Research Agreement between the Medical University of South Carolina and Lumera Corporation, entered into as of January 24, 2006 and First Amendment to Collaboration Agreement between Lumera Corporation and the Medical University of South Carolina, effective as of April 25, 2007

4.	Zyomyx, Inc. - Development Services Agreement between Lumera Corporation and Zyomyx Inc., entered into as of April 19, 2007

Schedule I(c)
Licenses

1.	Sensium Technologies, Inc. - License Agreement between Sensium Technologies Inc. and Lumera Corporation, made as of January 20, 2005

Schedule I(d)
Computer Applications and Software

None.

Schedule II

Assumed Liabilities

The Assumed Liabilities shall include:

Accounts Payable and Accruals		(240,273.90)
Accounts Payable	(20,596)
Accrued Liabilities
Trade A/P	(88,325.27)
Bonus	(65,551.80)
Legal	(5,800.00)
License	(50,000)
Warranty	(10,000)

Accumulated Deficit, 4/03 thru 6/07		16,428,612.56
2003	179,300.00
2004	829,665.78
2005	4,369,905.27
2006	6,965,598.60
2007, through 6/30	4,084,142.91

Exhibit A

BILL OF SALE

Exhibit B

PATENT ASSIGNMENT

Exhibit C

MARKS ASSIGNMENT

Exhibit D

ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit E
Intercompany Services Agreement